Exhibit 99.1

	Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
38 Corporate Circle Albany, NY 12203
www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES THIRD QUARTER RESULTS

Albany, NY, November 20, 2014 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its third quarter ended November 1, 2014. For the third quarter of 2014, the Company reported a net loss of $4.5 million, or a loss of $0.14 per share, compared to a net loss of $3.3 million, or a loss of $0.10 per share, for the same period last year.

Comparable store sales for the quarter were down 1.8% compared to the same quarter last year. Total sales for the quarter decreased 9.2% to $72.5 million compared to $79.8 million in 2013. During the quarter, the Company operated an average of 328 stores compared to 356 last year, a 7.9% decline in store count.

Gross profit for the quarter was $28.5 million, or 39.4% of sales, as compared to $30.7 million, or 38.5% of sales for the same period last year. The increase in gross profit as a percentage of sales was due to improved margin rates in a majority of the Company’s categories.

Selling, general and administrative (“SG&A”) expenses decreased 2.9% for the quarter to $31.6 million compared to $32.5 million for the comparable period last year. The reduction in SG&A expenses was due to fewer stores in operation, partially offset by $0.8 million in fees related to a legal settlement and expenses associated with the appointment of the new CEO. As a percentage of sales, SG&A expenses were 43.6% versus 40.8% for the same period last year.

For the thirty-nine weeks ended November 1, 2014, total sales decreased 9.0% to $231.6 million, compared to $254.5 million for the same period in 2013. Comparable store sales for the thirty-nine week period decreased 1.5% compared to the same period last year. Net loss for the thirty-nine week period was $10.0 million, or a loss of $0.31 per share, compared to a net loss of $4.3 million, or a loss of $0.13 per share, for the same period last year.

Gross profit for the thirty-nine weeks ended November 1, 2014 was $89.4 million, or 38.6% of sales, compared to $98.5 million, or 38.7%, of sales for the same period last year.

For the thirty-nine weeks ended November 1, 2014, SG&A expenses decreased 3.4% to $95.2 million compared to $98.5 million in the comparable period last year. As a percentage of sales, SG&A expenses were 41.1% versus 38.7% for the same period last year.

Cash on hand at the end of the quarter was $79.4 million, compared to $86.0 million at the end of the third quarter last year. The Company has returned approximately $20 million to our shareholders over the last 12 months through the payment of a special dividend and the repurchase of Company shares.

Inventory was $158.0 million at the end of the quarter, versus $174.9 million at the end of the third quarter last year, a reduction of 9.6%.

During the third quarter the Company repurchased 158,794 shares of common stock at an average price of $3.63 per share. Since the inception of the program, the Company has repurchased 1,276,469 shares of common stock at an average price of $3.98 per share. The Company has approximately $17.0 million available for purchase under its repurchase program.

Trans World will host a teleconference call today, Thursday, November 20, 2014, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, trend, electronics, video games and related products. The Company operates retail stores in the United States and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

— table to follow —

2

TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

STATEMENTS OF OPERATIONS:

(in thousands, except per share data)

	Thirteen Weeks Ended				Thirty-nine Weeks Ended
	November 1, 2014	% to Sales	November 2, 2013	% to Sales	November 1, 2014	% to Sales	November 2, 2013	% to Sales

Net sales	$72,456		$79,772		$231,580		$254,473

Cost of sales	43,922	60.6%	49,032	61.5%	142,222	61.4%	155,930	61.3%
Gross profit	28,534	39.4%	30,740	38.5%	89,358	38.6%	98,543	38.7%

Selling, general and administrative expenses	31,567	43.6%	32,524	40.8%	95,179	41.1%	98,516	38.7%

Depreciation and amortization	953	1.3%	1,028	1.3%	2,593	1.1%	2,713	1.1%
Loss from operations	(3,986)	-5.5%	(2,812)	-3.6%	(8,414)	-3.6%	(2,686)	-1.1%

Interest expense, net	469	0.7%	481	0.6%	1,429	0.6%	1,451	0.6%
Loss before income taxes	(4,455)	-6.2%	(3,293)	-4.2%	(9,843)	-4.2%	(4,137)	-1.7%
Income tax expense	21	0.0%	22	0.0%	115	0.1%	119	0.0%

Net income (loss)	$(4,476)	-6.2%	$(3,315)	-4.2%	$(9,958)	-4.3%	$(4,256)	-1.7%

Basic Loss per common share:
Basic Loss per share	$(0.14)		$(0.10)		$(0.31)		$(0.13)
Weighted average number of common shares outstanding - basic	31,625		32,586		31,869		32,673

Diluted Loss per common share:

Diluted Loss per share	$(0.14)		$(0.10)		$(0.31)		$(0.13)

Weighted average number of common shares outstanding - diluted	31,625		32,586		31,869		32,673

SELECTED BALANCE SHEET CAPTIONS:					November 1,		November 2,
(in thousands, except store data)					2014		2013

Cash and cash equivalents					$79,366		$86,028
Merchandise inventory					158,017		174,884
Fixed assets (net)					16,709		12,647
Accounts payable					69,335		72,971
Borrowings under line of credit					—		—
Long-term capital lease, less current portion					143		1,218

Stores in operation, end of period					327		360
Stores in operation, average during the period					328		356
3